EXHIBIT 5.1

Warner Norcross & Judd LLP
Attorneys at Law
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

April 23, 2012

United Bancorp, Inc.
2723 S. State Street
Ann Arbor, MI 48104
Re:	United Bancorp, Inc. Form S-1 Registration Statement

Ladies and Gentlemen:

                    We are counsel to United Bancorp, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-1 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") relating to the resale from time to time by selling securityholders, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of the following securities of the Company: (i) 20,600 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Preferred Shares"); (ii) a warrant dated January 16, 2009 to purchase up to 311,492 shares of the Company's common stock (the "Warrant"); and (iii) the 311,492 shares of common stock underlying the Warrant (the "Warrant Shares").  The Preferred Shares and Warrant were issued by the Company to the United States Department of the Treasury ("Treasury") on January 16, 2009 pursuant to a Letter Agreement, dated as of January 16, 2009, between the Company and Treasury (including the schedules thereto and the "Securities Purchase Agreement Standards Terms" attached as Exhibit A thereto, the "Purchase Agreement"), in connection with Treasury's Troubled Asset Relief Program Capital Purchase Program.  The securities covered by the Registration Statement also include depositary shares (the "Depositary Shares"), representing fractional interests in the Preferred Shares, which may be resold in lieu of whole Preferred Shares in the event Treasury requests that the Company deposit the Preferred Shares held by Treasury with a depositary under a depositary arrangement entered into in accordance with the terms of the Purchase Agreement.

                    In connection with the opinions below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the articles of incorporation of the Company as currently in effect, including the Certificate of Designations setting forth the terms of the Preferred Shares; (ii) the bylaws of the Company as currently in effect; (iv) the Warrant; (v) certain resolutions of the Board of Directors of the Company relating to the Purchase Agreement and the issuance of the securities covered by the Registration Statement; and (vi) such other documents, corporate records and instruments as we have deemed necessary or appropriate in connection with providing this opinion letter. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

                    Based upon the foregoing, we are of the opinion that:

                    1.          The Preferred Shares have been duly authorized and legally issued, and are fully paid and non-assessable.

                    2.          The Warrant has been duly authorized and legally issued, is fully paid and non-assessable, and constitutes a binding obligation of the Company.

                    3.          The Warrant Shares have been duly authorized and upon issuance upon exercise of the Warrant in accordance with the terms thereof, including payment to the Company of the exercise price for such shares in full, such Warrant Shares will be legally issued, fully paid and non-assessable.

                    4.          With respect to any Depositary Shares that may be issued, when: (a) the related deposit agreement has been duly authorized and validly executed and delivered by the Company and by an entity appointed as depositary by the Company (the "Depositary") deemed acceptable to Treasury in accordance with the Purchase Agreement and meeting the qualifications stated in the related deposit agreement; (b) the terms of the Depositary Shares and of the issuance and sale thereof have been established so as to not violate any applicable law or the Company's articles of incorporation  or bylaws, or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; (c) the related Preferred Shares have been deposited with the Depositary; and (d) the depositary receipts representing the Depositary Shares have been duly executed, authenticated, countersigned, registered and issued, sold and delivered in the manner and for the consideration stated in the applicable deposit agreement and the applicable definitive purchase, underwriting or similar agreement, upon payment of the consideration therefor provided for therein, the Depositary Shares will be duly authorized and legally issued, fully paid and non-assessable.

                    We consent to the filing of this opinion as an exhibit to the Registration Statement.

                    This opinion is rendered for the purposes of Part II, Item 16 of Form S-1 and Item 601(b)(5) of Regulation S-K and may not be used, quoted, or referred to or filed for any other purpose without our prior written permission.
Warner Norcross & Judd LLP

By	/s/ G. Charles Goode
A Partner